Exhibit 99.6

STANDALONE CONDENSED FINANCIAL STATEMENTS
SRI SAI CABLE AND BROADBAND PRIVATE LIMITED
STANDALONE CONDENSED STATEMENT OF FINANCIAL POSITION

	Note No.	As of September 30, 2022 (unaudited)	As of March 31, 2022 (unaudited)
		(US$)	(US$)
ASSETS
Current assets
Cash and cash equivalents	9	$91,649	$432,138
Other financial assets	10	46,169	47,455
Trade receivables	11	2,549,038	2,260,502
Other current assets	12	1,488,988	1,236,260
Total current assets		41,75,844	3,976,355
Non-current assets
Property and equipment, net	7	7,696,550	7,428,381
Capital work-in-process	7	977,729	837,495
Intangible assets	8	331,196	339,495
Other non-current financial assets	13	417,096	450,638
Other non-current assets	14	137,763	105,067
Total non-current assets		9,560,334	9,161,076
Total assets		$13,736,178	$13,137,431
LIABILITIES AND EQUITY
Current Liabilities
Borrowings	15	$328,670	$6,542
Trade payables	16	7,083,081	6,747,565
Other financial liabilities	17	4,043	6,389
Security deposits payable		—	—
Employee benefits obligation		171	120
Other current liabilities	18	1,169,085	2,068,313
Current tax liability	6	284,891	121,319
Total current liabilities		8,869,941	8,950,248
Non-current liabilities
Borrowings	15	13,907	5,244
Other financial liabilities	19	16,205	20,449
Employee benefits obligations		60,961	44,657
Deferred tax liability		359,156	295,178
Total non-current liabilities		450,229	365,528
Total liabilities		9,320,170	9,315,776
Commitments and contingencies	20	1,420,560	1,527,600
EQUITY
Equity share capital	21	2,836	2,836
Other equity		4,413,172	3,818,819
Equity attributable to equity holders of the Company		4,416,008	3,821,655
Total equity		4,416,008	3,821,655
Total liabilities and equity		$13,736,178	$13,137,431

The accompanying notes are an integral part of the financial statements

SRI SAI CABLE AND BROADBAND PRIVATE LIMITED
STANDALONE CONDENSED statement of PROFIT OR LOSS AND
OTHER COMPREHENSIVE INCOME
(Unaudited)

	Note No.	For the 6 month ended September 30, 2022 (Unaudited)	For the 6 month ended September 30, 2021 (Unaudited)
		(US$)	(US$)
Revenues:
Revenue from contract with customers	3	9,771,494	12,000,519
Other operating income	3A	-	2,606
Total income		9,771,494	12,003,125
Expenses:
Cost of revenue	4	7,163,925	8,399,638
Amortization of intangible assets	8	8,299	6,190
Depreciation	7	293,076	284,490
Staffing expense	4	314,719	279,744
Other operating expenses	4	1,047,282	1,656,384
Total expenses		8,827,301	10,626,446

Finance Income		—	—
Finance cost	5	73,218	55,222

(Loss)/Income before income tax		870,975	1,321,457
Income tax expense	6	256,948	465,398
Net loss after tax available to common shareholders		$614,027	$856,059

Attributable to:
Controlling interest		$614,027	$856,059
Non-controlling interest		—	—

Other comprehensive income/(loss)
Items that will not be reclassified to profit or loss
Reclassification of defined benefit obligation		287	3,434
Income tax relating to items that will not be reclassified		73	866
Items that may be reclassified subsequently to income
Foreign currency translation reserves of subsidiaries, net of tax		19,315	33,542
Total comprehensive (loss)/income for the period		$594,352	$893,901

Attributable to:
Controlling interest		$594,352	$893,901
Non-controlling interest		$—	$—
Basic income per share of common share	22	$30	$85
Basic weighted average number of shares outstanding		20,450	10,115
Diluted income per share of common share	22	$30	$84
Diluted weighted average number of shares outstanding		20,450	10,115

The accompanying notes are an integral part of the financial statements

SRI SAI CABLE AND BROADBAND PRIVATE LIMITED
STANDALONE CONDENSED STATEMENT OF CHANGES IN EQUITY
(Unaudited)

	Shares (Nos.)	Share capital	Retained earnings	Share Premium reserves	Other comprehensive income	Total	Non- controlling interest	Total equity
Balance at March 31, 2021	10,000	$1,430	$1,243,870	—	$101,107	$1,346,407	$—	$1,346,407
Issue of shares	10,450	1,406		1,747,565		1,748,971	—	1,748,971
Profit for the period	—	—	856,059	—		856,059	—	856,059
Other comprehensive income for the year					37,841	37,841	—	37,841
Balance at September 30, 2021	20,450	$2,836	$2,099,929	1,747,565	138,949	$3,989,279	$—	$3,989,279

	Shares (Nos.)	Share capital	Retained earnings	Share Premium reserves	Other comprehensive income	Total	Non- controlling interest	Total equity
Balance at March 31, 2022	20,450	$2,836	$1,941,613	1,747,565	$129,641	$3,821,655	$-	$3,821,655
Issue of shares	—	—	—	—	—	—	—	—
Profit for the period	—	—	614,027	—		614,027	—	1,052,706
Other comprehensive income for the year	—	—	—	—	(19,675)	(19,675)	—	36,540
Balance at September 30, 2022	20,450	$2,836	$2,555,640	1,747,565	109,966	$4,416,007	$—	$4,416,007

The accompanying notes are an integral part of the financial statements

SRI SAI CABLE AND BROADBAND PRIVATE LIMITED
STANDALONE CONDENSED statement of CASH FLOWS
(Unaudited)

	For the 6 months period ended September 30, 2022	For the 6 months period ended September 30, 2021
	(US$)	(US$)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income after tax available to common shareholders	$614,027	$856,059
Adjustment to reconcile net income to net cash used in operating activities:
Deferred Tax expenses	78,662	141,864
Current Tax expenses	178,286	323,534
Depreciation and Amortization of intangible assets	301,375	283,620
Sundry balance written off	-	(1,173)
Finance costs	73,218	55,222
Remeasurements of the net defined benefit plans	20,167	9,368
Expected credit loss allowances	51,242	245,632
Change in operating assets and liabilities:
Trade receivable	(513,606)	(1,308,728)
Other receivable	—	-
Other financial assets	(201,337)	(314,101)
Other current and non-current assets	(45,192)	(23,325)
Trade payable	(236,148)	(741,901)
Tax (paid)/refund(net)	(146,333)	(318,285)
Net cash used in operating activities	174,360)	(792,214)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(783,340)	(1,054,192)
Net cash used in investing activities	(783,340)	(1,054,192)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short term borrowings	325,710	-
Repayment of long term borrowings	16,878	(12,529)
Proceeds from issue of equity shares	-	1,762,238
Interest paid	(71,943.72)	(53,113)
Net cash provided by (used in) financing activities	270,645	1,696,594
Net increase (decrease) in cash and cash equivalents	(338,334)	(149,811)
CASH AND CASH EQUIVALENTS – beginning of period	432,138	788,501
Effects of exchange rate changes on cash and cash equivalents	(2,154)	(420)
CASH AND CASH EQUIVALENTS – end of period	$91,649	$638,269

The accompanying notes are an integral part of the financial statements

SRI SAI CABLE AND BROADBAND PRIVATE LIMITED
NOTES TO STANDALONE CONDENSED FINANCIAL statementS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

Nature of Operations

Sri Sai Cable and Broadband Private Limited (the ‘Company’) is registered in India and incorporated on May 16 2018 with the main object of carrying on the business of providing services relating to Cable TV operator as MSO. The Company provides services to local cable operator in the form of subscription of set top box and activation fees. The Company also provides the services of many types of services to the various broadcaster in the form of placement fees. The Company has their branch offices in various state of India like Telangana, Andhra Pradesh, Kerala, etc.

SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

(a)	Basis of preparation, measurement and significant accounting policies

(i)	Compliance with International Financial Reporting Standards

The financial statements of the company have been prepared in accordance with International Financial Reporting Standards (IFRS) and interpretations issued by the IFRS Interpretations Committee (IFRS IC) applicable to companies reporting under IFRS. The financial statements comply with IFRS as issued by the International Accounting Standards Board (IASB).

(ii)	Basis of preparations

The functional currency of the Company is “Rupees”, however the financial statements has been prepared in “USD” which is The Company functional currency and reporting currency and all amounts, are rounded with two decimals, unless otherwise stated. The standalone financial statements have been prepared under the historical cost convention.

(iii)	Basis of Measurement

Historical cost convention

The financial statements have been prepared on a historical cost convention on accrual basis.

The financial statements have been prepared on a historical cost basis, except for the following assets and liabilities which have been measured at fair value:

●	Certain financial assets and liabilities measured at fair value (refer accounting policy regarding financial instruments)

●	Employee’s defined benefit plan as per actuarial valuation

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions, regardless of whether that price is directly observable or estimated using another valuation technique. In determining the fair value of an asset or a liability, the Company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date.

(iv)	New and amended standards adopted by the Company

All applicable standards applicable is already implemented and applied by the Company

SRI SAI CABLE AND BROADBAND PRIVATE LIMITED
NOTES TO STANDALONE CONDENSED FINANCIAL statementS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

(v)	New standards and interpretations not yet adopted

The Company has not applied the following new and revised IFRSs that have been issued but are not yet effective:

Amendments to IAS 1 Classification of Liabilities

In January 2020, IASB issued the final amendments in Classification of Liabilities as Current or Non-Current, which affect only the presentation of liabilities in the statement of financial position. They clarify that classification of liabilities as current or non-current should be based on rights that are in existence at the end of the reporting period and align the wording in all affected paragraphs to refer to the “right” to defer settlement by at least twelve months. The classification is unaffected by expectations about whether an entity will exercise its right to defer settlement of a liability. They make clear that settlement refers to the transfer to the counterparty of cash, equity instruments, other assets or services. The Group does not expect the amendments to have any significant impact on its presentation of liabilities in its statement of financial position.

Amendments to IAS 1 and IFRS Practice Statement 2 Disclosure of Accounting Policies

In February 2021, IASB issued ‘Disclosure of Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2)’ which is intended to help entities in deciding which accounting policies to disclose in their financial statements. The amendments to IAS 1 require entities to disclose their material accounting policies rather than their significant accounting policies. The amendments to IFRS Practice Statement 2 provide guidance on how to apply the concept of materiality to accounting policy disclosures. The Company does not expect this amendment to have any significant impact in its financial statements.

Amendments to IAS 8 Definition of Accounting Estimates

In February 2021, IASB issued ‘Definition of Accounting Estimates (Amendments to IAS 8)’ to help entities to distinguish between accounting policies and accounting estimates. The definition of a change in accounting estimates has been replaced with a definition of accounting estimates. Under the new definition, accounting estimates are “monetary amounts in financial statements that are subject to measurement uncertainty”. Entities develop accounting estimates if accounting policies require items in financial statements to be measured in a way that involves measurement uncertainty. The Company does not expect this amendment to have any significant impact in its financial statements.

Amendments to IAS 12 Deferred Tax related to Assets and Liabilities arising from a Single Transaction

In May 2021, IASB issued ‘Deferred Tax related to Assets and Liabilities arising from a Single Transaction (Amendments to IAS 12), which clarify how companies account for deferred tax on transactions such as leases and decommissioning obligations. The amendments narrowed the scope of the recognition exemption in paragraphs 15 and 24 of IAS 12 (recognition exemption) so that it no longer applies to transactions that, on initial recognition, give rise to equal taxable and deductible temporary differences. The Company is evaluating the impact, if any, in its financial statements.

Amendments to IFRS 16 Lease Liability in a sale and Leaseback

In September 2022, the IASB issued ‘Lease Liability in a Sale and Leaseback (Amendments to IFRS 16)’ with amendments that clarify how a seller-lessee subsequently measures sale and leaseback transactions that satisfy the requirements in IFRS 15 to be accounted for as a sale. The Company does not expect this amendment to have any significant impact in its financial statements.

Amendments to IAS 1 Non-current Liabilities with Covenants

In October 2022, IASB issued ‘Non-current Liabilities with Covenants (Amendments to IAS 1)’ to clarify how conditions with which an entity must comply within twelve months after the reporting period affect the classification of a liability. The Company does not expect the amendments to have any significant impact on its classification of non-current liabilities in its statement of financial position.

SRI SAI CABLE AND BROADBAND PRIVATE LIMITED
NOTES TO STANDALONE CONDENSED FINANCIAL statementS

(b)	Segment Reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker (CODM).

The board of directors of the Company has appointed the Chief Executive Officer (‘CEO’) to assess the financial performance and position of the Company, and makes strategic decisions. The CEO has been identified as being the Chief Operating Decision Maker for corporate planning.

(c)	Current versus non-current classifications

An asset is classified as current when: it is either expected to be realized or intended to be sold or consumed in normal operating cycle; it is held primarily for the purpose of trading; it is expected to be realized within 12 months after the reporting period; or the asset is cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least 12 months after the reporting period. All other assets are classified as non-current.

A liability is classified as current when: it is either expected to be settled in normal operating cycle; it is held primarily for the purpose of trading; it is due to be settled within 12 months after the reporting period; or there is no unconditional right to defer the settlement of the liability for at least 12 months after the reporting period. All other liabilities are classified as non-current.

The operating cycle is the time between the acquisition of assets for processing and their realization in cash and cash equivalents. The Company has identified twelve months as its operating cycle.

(d)	Revenue from contract with customers

Revenue is recognized based on the transfer of services to a customer for an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Revenue is measured at the fair value of consideration received or receivable taking into account the amount of discounts, rebates, outgoing taxes on sales.

To determine whether to recognize revenue, the Group follows a 5-step process:

1.	Identifying the contract with a customer

2.	Identifying the performance obligations

3.	Determining the transaction price

4.	Allocating the transaction price to the performance obligations

5.	Recognizing revenue when/as performance obligation(s) are satisfied

Accordingly, the revenue from operations would be recognized on the basis of the following:

—	Subscription income includes subscription from subscribers. Revenue from Operations is recognised on accrual basis based on underlying subscription plan or agreements with the concerned subscribers.

—	Carriage / Placement / Marketing Incentive is recognised on accrual basis based on agreements with the concerned broadcasters.

—	Leased Line revenue is recognised on accrual basis based on agreements with the concerned subscribers’/telecommunication companies.

—	Advertisement income is recognised when relevant advertisements get telecasted.

The Company collects Goods and Service Tax (GST) on behalf of the government and, therefore, it is not an economic benefit flowing to the Company. Hence, it is excluded from revenue.

SRI SAI CABLE AND BROADBAND PRIVATE LIMITED
NOTES TO STANDALONE CONDENSED FINANCIAL statementS

(e)	Foreign Currencies

Functional and presentation currency

Items included in the financial statements of the Company are measured using the currency of the primary economic environment in which the Company operates (‘the functional currency’). The financial statements are presented in USD, which is Company’s presentation currency.

Transactions and Balances

Foreign currency transactions are translated into the functional currency using the exchange rates at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at year end exchange rates are generally recognised in profit or loss. They are deferred in equity if they relate to qualifying cash flow hedges and qualifying net investment hedges or are attributable to part of the net investment in a foreign operation.

Foreign exchange gains and losses that relate to borrowings are presented in the statement of profit or loss, within finance costs. All other foreign exchange gains and losses are presented in the statement of profit or loss on a net basis within other gains/(losses).

Non-monetary items that are measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Translation differences on assets and liabilities carried at fair value are reported as part of the fair value gain or loss. For example, translation differences on non-monetary assets and liabilities such as equities held at fair value through profit or loss are recognised in profit or loss as part of the fair value gain or loss and translation differences on non-monetary assets such as equities classified as at fair value through other comprehensive income are recognised in other comprehensive income.

(f)	Financial Instruments

Financial Assets

(i) Classification

From 1 April 2019, the Company classifies its financial assets in the following measurement categories:

—	those to be measured subsequently at fair value (either through OCI or through profit or loss), and

—	those to be measured at amortised cost.

The classification depends on the entity’s business model for managing the financial assets and the contractual terms of the cash flows. For assets measured at fair value, gains and losses will either be recorded in profit or loss or OCI. For investments in equity instruments that are not held for trading, this will depend on whether the Company has made an irrevocable election at the time of initial recognition to account for the equity investment at fair value through other comprehensive income (FVOCI).

The Company reclassifies debt investments when and only when its business model for managing those assets changes.

(ii) Recognition and derecognition

Regular way purchases and sales of financial assets are recognised on trade-date, the date on which the Company commits to purchase or sell the asset. Financial assets are derecognised when the rights to receive cash flows from the financial assets have expired or have been transferred and the Company has transferred substantially all the risks and rewards of ownership.

(iii) Measurement

At initial recognition, the Company measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss (FVPL), transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at FVPL are expensed in profit or loss.

Financial assets with embedded derivatives are considered in their entirety when determining whether their cash flows are solely payment of principal and interest.

SRI SAI CABLE AND BROADBAND PRIVATE LIMITED
NOTES TO STANDALONE CONDENSED FINANCIAL statementS

Debt instruments

Subsequent measurement of debt instruments depends on the Company’s business model for managing the asset and the cash flow characteristics of the asset. There are three measurement categories into which the Company classifies its debt instruments:

-   Amortized cost: Assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortized cost. Interest income from these financial assets is included in finance income using the effective interest rate method. Any gain or loss arising on derecognition is recognised directly in profit or loss and presented in other gains/(losses) together with foreign exchange gains and losses. Impairment losses are presented as separate line item in the statement of profit or loss.

-   FVOCI: Assets that are held for collection of contractual cash flows and for selling the financial assets, where the assets’ cash flows represent solely payments of principal and interest, are measured at FVOCI. Movements in the carrying amount are taken through OCI, except for the recognition of impairment gains or losses, interest income and foreign exchange gains and losses which are recognised in profit or loss. When the financial asset is derecognised, the cumulative gain or loss previously recognised in OCI is reclassified from equity to profit or loss and recognised in other gains/(losses). Interest income from these financial assets is included in finance income using the effective interest rate method. Foreign exchange gains and losses are presented in other gains/(losses) and impairment expenses are presented as separate line item in the statement of profit or loss.

-   FVPL: Assets that do not meet the criteria for amortized cost or FVOCI are measured at FVPL. A gain or loss on a debt investment that is subsequently measured at FVPL is recognised in profit or loss and presented net within other gains/(losses) in the period in which it arises.

Equity instruments

The Company subsequently measures all equity investments at fair value. Where the Company’s management has elected to present fair value gains and losses on equity investments in OCI, there is no subsequent reclassification of fair value gains and losses to profit or loss following the derecognition of the investment. Dividends from such investments continue to be recognised in profit or loss as other income when the Company’s right to receive payments is established.

Changes in the fair value of financial assets at FVPL are recognised in other gains/(losses) in the statement of profit or loss as applicable. Impairment losses (and reversal of impairment losses) on equity investments measured at FVOCI are not reported separately from other changes in fair value.

(iv) Impairment

The Company assesses on a forward looking basis the expected credit losses associated with its debt instruments carried at amortized cost and FVOCI. The impairment methodology applied depends on whether there has been a significant increase in credit risk.

For trade receivables only, the Company measures the expected credit loss associated with its trade receivables based on historical trend, industry practices and the business environment in which the entity operates or any other appropriate basis. The impairment methodology applied depends on whether there has been a significant increase in credit risk.

Financial Liabilities

Initial Recognition and Measurement

All financial liabilities are recognised initially at fair value and in the case of loans and borrowings and payables, net of directly attributable transaction costs. The Company’s financial liabilities include trade and other payables, loans and borrowings including bank overdrafts and derivative financial instruments.

Subsequent measurement

Financial liabilities at amortized cost: After initial measurement, such financial liabilities are subsequently measured at amortized cost using the effective interest rate (EIR) method. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included in finance costs in the Statement of Profit and Loss.

SRI SAI CABLE AND BROADBAND PRIVATE LIMITED
NOTES TO STANDALONE CONDENSED FINANCIAL statementS

Borrowings

Borrowings are initially recognised at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortised cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognised in the Statement of Profit and Loss over the period of the borrowings using the EIR method.

Trade and Other Payables

These amounts represent liabilities for goods and services provided to the Company prior to the end of financial year which are unpaid. Trade and other payables are presented as current liabilities unless payment is not due within 12 months after the reporting period. They are recognised initially at their fair value and subsequently measured at amortised cost using the effective interest method.

Financial Guarantee Obligations

The fair value of financial guarantees is determined as the present value of the difference in net cash flows between the contractual payments under the debt instrument and the payments that would be required without the guarantee, or the estimated amount that would be payable to a third party for assuming the obligations. Where guarantees in relation to loans or other payables of subsidiaries, joint ventures or associates are provided for no compensation, the fair values as on the date of transition are accounted for as contributions and recognised as part of the cost of the equity investment.

Derecognition

Financial assets

The Company derecognises a financial asset when the contractual rights to the cash flows from the financial asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or in which the Company neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset.

The Company enters into transactions whereby it transfers assets recognised in its statement of financial position, but retains either all or substantially all of the risks and rewards of the transferred assets. In these cases, the transferred assets are not derecognised.

Financial Liability

The Company derecognises a financial liability when its contractual obligations are discharged or cancelled, or expire. The Company also derecognises a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognised at fair value.

On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognised in profit or loss

(g)	Property, Plant and Equipment

Property, Plant and Equipment assets are carried at cost less accumulated depreciation and accumulated impairment losses, if any. Cost includes expenditure that is directly attributable to the acquisition of the items.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. The carrying amount of any component accounted for as a separate asset is derecognized when replaced. All other repairs and maintenance are charged to the Statement of Profit and Loss during the reporting period in which they are incurred.

Capital work in progress (CWIP) includes cost of property, plant and equipment under installation / under development, as at balance sheet date. All project related expenditure viz. civil works, machinery under erection, construction and erection materials, preoperative expenditure incidental / attributable to the construction of projects, borrowing cost incurred prior to the date of commercial operations and trial run expenditure are shown under CWIP. Property, Plant and Equipment are derecognised from the financial statements, either on disposal or when retired from active use. Gains and losses on disposal or retirement of Property, Plant and Equipment are determined by comparing proceeds with carrying amount. These are recognized in the Statement of Profit and Loss.

SRI SAI CABLE AND BROADBAND PRIVATE LIMITED
NOTES TO STANDALONE CONDENSED FINANCIAL statementS

Depreciation methods, estimated useful lives and residual value

Depreciation is calculated to write off the cost of items of property, plant and equipment less their estimated residual values using the straight-line method over their estimated useful lives, and is generally recognised in profit or loss. Leased assets are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Company will obtain ownership by the end of the lease term. Land is not depreciated.

The estimated useful lives of property, plant and equipment for current and comparative periods are as follows:

buildings	60 years
plant and equipment	3–13 years
computer and equimpents	3 years
vehicles	8 years

Depreciation methods, useful lives and residual values are reviewed at each reporting date andadjusted if appropriate.

(h)	Investment Property

Investment property is initially measured at cost and subsequently at fair value with any change therein recognised in profit or loss.

Any gain or loss on disposal of investment property (calculated as the difference between the net proceeds from disposal and the carrying amount of the item) is recognised in profit or loss. When investment property that was previously classified as property, plant and equipment is sold, any related amount included in the revaluation reserve is transferred to retained earnings.

Investment properties are depreciated on a straight-line basis over 60 years.

(i)	Intangible Assets

Separately purchased intangible assets are initially measured at cost. Intangible assets acquired in a business combination are recognised at fair value at the acquisition date. Subsequently, intangible assets are carried at cost less any accumulated amortisation and accumulated impairment losses, if any.

The useful lives of intangible assets are assessed as either finite or indefinite. Finite-life intangible assets are amortised on a straight-line basis over the period of their expected useful lives. Estimated useful lives by major class of finite-life intangible assets are as follow:

commercial rights	10-20 Years
Trademark/Copy rights	5 Years
Computer Software	5 Years

The amortisation period and the amortisation method for finitelife intangible assets is reviewed at each financial year end and adjusted prospectively, if appropriate.

For indefinite life intangible assets, the assessment of indefinite life is reviewed annually to determine whether it continues, if not, it is impaired or changed prospectively basis revised estimates.

Goodwill is initially recognised based on the accounting policy for business combinations. These assets are not amortised but are tested for impairment annually.

(j)	Borrowing Costs

Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalised as part of the cost of the asset. All other borrowing costs are expensed in the period in which they occur. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

SRI SAI CABLE AND BROADBAND PRIVATE LIMITED
NOTES TO STANDALONE CONDENSED FINANCIAL statementS

(j)	Provisions

Provisions are recognised when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are not recognised for future operating losses.

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognised even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the end of the reporting period. The discount rate used to determine the present value is a pretax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The increase in the provision due to the passage of time is recognised as finance cost.

(k)	Contingent Liabilities and Contingent Assets

Contingent liabilities are disclosed when there is a possible obligation as a result of past events, the existence of which will be confirmed only by the occurrence or non - occurrence of one or more uncertain future events not wholly within the control of the Company or when there is a present obligation that arises from past events where it is either not probable that an outflow of resources will be required to settle or a reliable estimate of amount cannot be made. Contingent assets are not recognized however disclosed in the financial statements.

(l)	Leasing

A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of

Company as a lessee

Rentals payable under operating leases are charged to the statement of profit or loss on a straight-line basis over the term of the relevant lease. Benefits received and receivable as an incentive to enter into an operating lease are also spread on a straight-line basis over the lease term.

The Company accounts for each lease component within the contract as a lease separately from non-lease components of the contract and allocates the consideration in the contract to each lease component on the basis of the relative standalone price of the lease component and the aggregate standalone price of the non-lease components.

The Comany recognises right-of-use asset representing its right to use the underlying asset for the lease term at the lease commencement date. The cost of the right-of-use asset measured at inception shall comprise of the amount of the initial measurement of the lease liability adjusted for any lease payments made at or before the commencement date less any lease incentives received, plus any initial direct costs incurred and an estimate of costs to be incurred by the lessee in dismantling and removing the underlying asset or restoring the underlying asset or site on which it is located. The right-of-use asset is subsequently measured at cost less any accumulated depreciation, accumulated impairment losses, if any and adjusted for any remeasurement of the lease liability. The right-of-use asset is depreciated using the straight-line method from the commencement date over the shorter of lease term or useful life of right-of-use asset. The estimated useful lives of right-of-use assets are determined on the same basis as those of property, plant and equipment. Right-of-use assets are tested for impairment whenever there is any indication that their carrying amounts may not be recoverable. Impairment loss, if any, is recognised in profit or loss.

The Company measures the lease liability at the present value of the lease payments that are not paid at the commencement date of the lease. The lease payments are discounted using the interest rate implicit in the lease, if that rate can be readily determined. If that rate cannot be readily determined, the Company uses incremental borrowing rate. For leases with reasonably similar characteristics, the Company on a lease-by-lease basis, may adopt either the incremental borrowing rate specific to the lease or the incremental borrowing rate for the portfolio as a whole. The lease payments shall include fixed payments, variable lease payments, residual value guarantees, exercise price of a purchase option where The Company is reasonably certain to exercise that option and payments of penalties for terminating the lease, if the lease term reflects the lessee exercising an option to terminate the lease. The lease liability is subsequently remeasured by increasing the carrying amount to reflect interest on the lease liability, reducing the carrying amount to reflect the lease payments made and remeasuring the carrying amount to reflect any reassessment or lease modifications or to reflect revised in-substance fixed lease payments. The Company recognises the amount of the re-measurement of lease liability due to modification as an adjustment to the right-of-use asset and profit or loss depending upon the nature of modification. Where the carrying amount of the right-of-use asset is reduced to zero and there is a further reduction in the measurement of the lease The Company has elected not to apply the requirements of IFRS 16 Leases to short-term leases of all assets that have a lease term of 12 months or less and leases for which the underlying asset is of low value. The lease payments associated with these leases are recognised as an expense on a straight-line basis over the lease term.

SRI SAI CABLE AND BROADBAND PRIVATE LIMITED
NOTES TO STANDALONE CONDENSED FINANCIAL statementS

Company as a lessor

At the inception of the lease, The Company classifies each of its leases as either an operating lease or a finance lease. The Company recognises lease payments received under operating leases as income on a straight-line basis over the lease term. In case of a finance lease, finance income is recognised over the lease term based on a pattern reflecting a constant periodic rate of return on the lessor’s net investment in the lease. When The Company is an intermediate lessor it accounts for its interests in the head lease and the sub-lease separately. It assesses the lease classification of a sub-lease with reference to the right-of-use asset arising from the head lease, not with reference to the underlying asset. If a head lease is a short-term lease to which The Company applies the exemption described above, then it classifies the sub-lease as an operating lease.

If an arrangement contains lease and non-lease components, the Company applies IFRS 15 Revenue from contracts with customers to allocate the consideration in the contract.

(m)	Employee benefits

Payments to defined contribution schemes are charged as an expense as they fall due. Payments made to state-managed pension schemes are dealt with as payments to defined contribution schemes where the Company’s obligations under the schemes are equivalent to those arising in a defined contribution scheme.

Provision for employees’ end of service benefits for non-UAE nationals is made in accordance with the Projected Unit Cost method as per IAS 19 Employee Benefits taking into consideration the UAE Labour Laws. The provision is recognised based on the present value of the defined benefit obligations.

The present value of the defined benefit obligations is calculated using assumptions on the average annual rate of increase in salaries, average period of employment of non-UAE nationals and an appropriate discount rate. The assumptions used are calculated on a consistent basis for each period and reflect management’s best estimate. The discount rates are set in line with the best available estimate of market yields currently available at the reporting date with reference to high quality corporate bonds or other basis, if applicable.

(n)	Cash and cash equivalent

Cash and cash equivalents comprise cash on hand and demand deposits and other short-term highly liquid investments that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value.

(o)	Dividends

Dividend distributions to the Company’s shareholders are recognised as a liability in the financial statements in the period in which the dividends are approved.

(p)	Disposal/Asset held for sale

Assets may be disposed of individually or as part of a disposal Company. Once the decision is made to dispose of an asset, it is classified as “Held for Sale” and shall no longer be depreciated. Assets that are classified as “Held for Sale” must be disclosed in the financial statements. ● An asset is considered to be Held for Sale if its carrying amount will be recovered principally through a sale transaction, not through continuing use. The criteria for classifying an asset as Held for Sale are as follows:

—	It must be available for immediate sale in its present condition,

—	Its sale must be highly probable, and

—	It must be sold, not abandoned

SRI SAI CABLE AND BROADBAND PRIVATE LIMITED
NOTES TO STANDALONE CONDENSED FINANCIAL statementS

(q)	Taxation

Income tax expense represents the sum of current and deferred tax (including minimum alternate tax). Tax is recognized in the Statement of Profit or Loss except to the extent that it relates to items recognized directly in equity or other comprehensive income, in such case the tax is also recognized directly in equity or in other comprehensive income. Any subsequent change in direct tax on items initially recognized in equity or other comprehensive income is also recognized in equity or other comprehensive income, such change could be for change in tax rate.

The Group’s liability for current tax is based on taxable profit for the year, and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date.

Deferred tax assets and liabilities are recognised using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities in the balance sheet and the corresponding tax bases used in the computation of taxable profit.

Taxable temporary differences arising from goodwill and, except in a business combination, the initial recognition of assets or liabilities that affect neither accounting profit nor taxable profit are not provided for. Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries and associates, and interests in joint ventures, except where The Company is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates that have been enacted or substantively enacted at the balance sheet date.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and adjusted to reflect an amount that is probable to be realised based on the weight of all available evidence. Deferred tax is calculated at the rates that are expected to apply in the period when the liability is settled or the asset is realised. Deferred tax assets and liabilities are not discounted. Deferred tax is charged or credited in the income statement, except where it relates to items charged or credited directly to equity, in which case the deferred tax is also included within equity.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and The Company intends to settle its current tax assets and liabilities on a net basis.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and The Company intends to settle its current tax assets and liabilities on a net basis.

(r)	Business Combination and Goodwill

The Group applies the acquisition method in accounting for business combinations. The consideration transferred by the Company to obtain control of a business is calculated as the sum of the fair values of assets transferred, liabilities incurred and assumed and the equity interests issued by the Company as at the acquisition date i.e. date on which it obtains control of the acquiree which includes the fair value of any asset or liability arising from a contingent consideration arrangement. Acquisition-related costs are recognized in the Statement of Profit or Loss as incurred, except to the extent related to the issue of debt or equity securities.

Identifiable assets acquired and liabilities assumed in a business combination are measured initially at their fair values on acquisition date.

Intangible Assets acquired in a Business Combination and recognized separately from Goodwill are initially recognized at their fair value at the acquisition date (which is regarded as their cost).

Goodwill is measured as the excess of the aggregate of the consideration transferred and the amount recognized for non-controlling interests

Subsequent to initial recognition, intangible assets with definite useful life acquired in a Business Combination are reported at cost less accumulated amortization and accumulated impairment losses, on the same basis as intangible assets that are acquired separately.

Goodwill and Intangible assets with indefinite useful life, if any, are tested for impairment at the end of each annual reporting period.

SRI SAI CABLE AND BROADBAND PRIVATE LIMITED
NOTES TO STANDALONE CONDENSED FINANCIAL statementS

If the fair value of the net assets acquired is in excess of the aggregate consideration transferred, the excess is termed as gain on bargain purchase. In case of a bargain purchase, before recognizing a gain in respect thereof, the Company determines whether there exists clear evidence of the underlying reasons for classifying the business combination as a bargain purchase thereafter, the Company reassesses whether it has correctly identified all the assets acquired and liabilities assumed and recognizes any additional assets or liabilities that are so identified, any gain thereafter is recognized in the statement of profit or loss.

Contingent consideration is classified either as equity or financial liability. Amount classified as financial liability are subsequently re-measured to fair value with changes in fair value recognized in Statement of Profit or Loss.

(u)	Earnings per share

Basic earnings per share are calculated by dividing the net profit or loss for the year attributable to the owners of the Company by the weighted average number of equity shares outstanding during the year.

For the purpose of calculating diluted earnings per share, the net profit or loss for the year and the weighted average number of equity shares outstanding during the year are adjusted for the effects of all dilutive potential equity shares.

(v)	Critical accounting judgements and key sources of estimation uncertainty

(a) Useful lives of property, plant and equipment:

The assessment of the useful economic lives and the method of amortising these assets require judgement. Depreciation and amortisation are charged to the income statement based on the useful economic life selected, which requires an estimation of the period and profile over which the Company expects to consume the future economic benefits embodied in the assets. The Company reviews its useful economic lives on at least an annual basis.

(b) Estimation of provisions and contingent liabilities:

Management judgement is required for estimating the possible outflow of resources, if any, in respect of contingencies, claim, litigations etc against the Company as it is not possible to predict the outcome of pending matters with accuracy.

(c) Estimation of provisions and contingent liabilities:

Life time expected credit loss allowance is computed based on historical credit loss experience.

NOTE 2 — CRITICAL ACCOUNTING JUDGEMENTS, ASSESSMENTS, AND ASSUMPTIONS

Under IFRS 1, the Group is required to make estimates and assumptions in presentation and preparation of the financial statements for the six months ending September 30, 2022 and for the year ended March 31, 2022.

Key estimates considered in preparation of the financial statement that were not required under the previous GAAP are listed below:

Fair Valuation of financial instruments carried at Fair Value Through Profit or Loss (“FVTPL”) and/or Fair Value Through Other Comprehensive Income (“FVOCI”).

Impairment of financial assets based on the expected credit loss model.

Determination of the discounted value for financial instruments carried at amortized cost.

Fair value estimation of share warrants.

Critical judgement over capitalisation of internally developed intangible assets and development cost in progress.

Assessment as to whether the trade receivables and other receivables from Reachnet are impaired

SRI SAI CABLE AND BROADBAND PRIVATE LIMITED
NOTES TO STANDALONE CONDENSED FINANCIAL statementS

NOTE 2 — CRITICAL ACCOUNTING JUDGEMENTS, ASSESSMENTS, AND ASSUMPTIONS (cont.)

When measuring Expected Credit Loss (ECL) of receivables and other receivables related to Reachnet the Group uses reasonable and supportable information, which is based on assumptions for the future movement of different economic drivers and how these drivers will affect each other. Probability of default constitutes a key input in measuring ECL. Probability of default is an estimate of the likelihood of default over a given time horizon, the calculation of which includes historical data, assumptions and expectations of future conditions.

A widespread health crisis could adversely affect the global economy, resulting in an economic downturn that could impact demand for our services. The future impact of the outbreak is highly uncertain and cannot be predicted and there is no assurance that the outbreak will not have a material adverse impact on the future results of the Company. The extent of the impact, if any, will depend on future developments, including actions taken to contain the coronavirus.

●	Impairment of property and equipment and intangible assets excluding goodwill

At each reporting date, the Group reviews the carrying amounts of its property, plant and equipment and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

Intangible assets with an indefinite useful life are tested for impairment at least annually and whenever there is an indication at the end of a reporting period that the asset may be impaired.

Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease and to the extent that the impairment loss is greater than the related revaluation surplus, the excess impairment loss is recognized in profit or loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss to the extent that it eliminates the impairment loss which has been recognized for the asset in prior years. Any increase in excess of this amount is treated as a revaluation increase.

SRI SAI CABLE AND BROADBAND PRIVATE LIMITED
NOTES TO STANDALONE CONDENSED FINANCIAL statementS

NOTE 3 — REVENUE FROM CONTRACT WITH CUSTOMERS

Revenue from contract with customers consist of the following for the 6 month ended September 30, 2022 and ended September 30, 2021:

Disaggregated revenue information	For the 6 months period ended September 30, 2022	For the 6 months period ended September 30, 2021
	(US$)	(US$)
Types of services:
Subscription income	$7,100,862	$7,844,450
Placement /carriage fees	827,517	2,132,156
Advertisement income	1,635,824	1,678,955
Activation charges (stb)	171,669	344,957
Others	35,623	—
Total Revenue from customers	$9,771,494	$12,000,519

Timing of revenue recognition
Product transferred at point in time	—	—
Services transferred over time	$9,771,494	$12,000,519
Total	$9,771,494	$12,000,519

	For the 6 months period ended September 30, 2022	For the 6 months period ended September 30, 2021
	(US$)	(US$)
External customer	$9,771,494	$12,000,519
Inter-segment	—	—
Total revenue from contract with customers	9,771,494	$12,000,519

Contract balances:

The following table provides information about receivables, contract assets and contract liabilities from contracts with customers:

	For the 6 months period ended September 30, 2022	For the year ended March 31, 2022
	(US$)	(US$)
Receivables, which are included in ‘trade receivables	$2,549,038	$2,260,502

Performance obligations:

Revenue is measured based on the consideration specified in a contract with a customer. The Company recognizes revenue when it transfers control over a good or service to a customer.

SRI SAI CABLE AND BROADBAND PRIVATE LIMITED
NOTES TO STANDALONE CONDENSED FINANCIAL statementS

NOTE 3A — OTHER OPERATING REVENUE

Other Operating Revenue	For the six month ended September 30, 2022	For the six month ended September 30, 2021

Miscellaneous Income	—	1,433
Sundry Balances written back	—	1,173
	—	2,606

NOTE 4 — EXPENSES

Expenses consist of the following

	For the 6 months period ended September 30, 2022	For the 6 months period ended September 30, 2021
Cost of Revenue	(US$)	(US$)
Broadcaster/subscription fees	$6,492,593	$6,561,483
STB installation and activation expenses	64,121	138,870
Cabling expenses	18,942	132,856
Bandwidth expenses	583,769	1,549,037
Lease charges of equipments	—	10,737
Programming expenses	4,499	6,655
Total expenses	$7,163,925	$8,399,638

	For the 6 months period ended September 30, 2022	For the 6 months period ended September 30, 2021
Staffing Expenses	(US$)	(US$)
Salaries and incentives	$269,564	$239,202
Contribution to provident funds	17,219	17,669
Grauity expenses	19,880	12,803
Staff welfare expenses	8,055	10,071
Total expenses	$314,719	$8,399,638

	For the 6 months period ended September 30, 2022	For the 6 months period ended September 30, 2021
Other operating expense	(US$)	(US$)
Electricity charges	$32,234	$43,762
Repair & maintenance expenses	46,454	97,509
Business promotion expenses	—	2,557
Operating lease rentals	9,503	9,171
Regulatory expenses	1,304	2,235
Conveyance & traveling expenses	5,886	12,477
Commission charges	850,022	1,183,671
Expected credit loss allowances	51,242	245,631
Legal and professional expenses	5,494	45,490
Other operating expenses	45,143	13,881
Total expenses	$1,047,282	$1,656,384

SRI SAI CABLE AND BROADBAND PRIVATE LIMITED
NOTES TO STANDALONE CONDENSED FINANCIAL statementS

NOTE 5 — FINANCE COSTS

	For the 6 months period ended September 30, 2022	For the 6 months period ended September 30, 2021
Finance and other cost	(US$)	(US$)
Interest on bank overdrafts, loans and other financial liabilities	$418	$661
Collection charges	66,870	44,514
Interest on lease libility	1,274	2,109
Others	4,656	7,938
Total expenses	$73,218	$55,222

Total borrowing costs	73,218	55,222
Total expenses	$73,218	$55,222

NOTE 6 — INCOME TAX

Income taxes consist of the following:

	For the 6 months period ended September 30, 2022	For the 6 months period ended September 30, 2021
	(US$)	(US$)
Current tax expenses	$178,286	$323,534
Deferred tax expense	78,662	141,864
Income tax expense	$256,948	$465,398

NOTE 7 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

Description	Building	Plant & Equipment	Right of use of assets - office premises	Vehicles	Computer equipments	Total	Capital Work in Progress
As at March 31, 2021	33,347	7,149,926	56,722	21,182	9,646	7,270,823	738,360
Additions	—	671,257	—	—	1,346	672,603	358,437
Disposals	—	—	—	—	—	—	—
Adjustments	—	—	—	—	—	—	—
Exchange differences	—	—	—	—	—	—	—
Acquisition through business Combination	—	—	—	—	—	—	—
As at 30 September, 2021	33,347	7,821,183	56,722	21,182	10,992	7,943,426	1,096,797
Additions	—	978,991			1,398	980,389	99,135
Disposals	—	—	—	—	—	—	—
Adjustments	—	—	—	—	—	—	—
Exchange differences	—	—	—	—	—	—	—
Acquisition through business Combination	—	—	—	—	—	—	—
As at 31 March, 2022	33,347	8,128,917	56,722	21,182	11,045	8,251,213	837,495
Additions	—	540,982	—	19,970	294	561,246	140,234
Disposals	—	—	—	—	—	—	—
Adjustments	—	—	—	—	—	—	—
Exchange differences	—	—	—	—	—	—	—
Acquisition through business combination	—	—	—	—	—	—	—
As at 30 September, 2022	33,347	8,669,899	56,722	41,152	11,338	8,812,458	977,729
Accumulated depreciation and impairment loss
As at March 31, 2021	842	219,427	17,611	971	3,636	242,486	—
Charge for the year	253	274,305	7,061	1,321	1,551	284,490	—
Disposals	—	—	—	—	—	—	—
Acquisition through business combination	—	—	—	—	—	—	—
As at 30 September, 2021	1,094	493,731	24,672	2,291	5,187	526,976	—

SRI SAI CABLE AND BROADBAND PRIVATE LIMITED
NOTES TO STANDALONE CONDENSED FINANCIAL statementS

NOTE 7 — PROPERTY AND EQUIPMENT (cont.)

Description	Building	Plant & Equipment	Right of use of assets - office premises	Vehicles	Computer equipments	Total	Capital Work in Progress
Charge for the year	500	560,025	13,999	2,612	3,209	580,346
Disposals	—	—	—	—	—	—	—
Acquisition through business combination	—	—	—	—	—	—	—
As at 31 March, 2022	1,342	779,452	31,611	3,582	6,845	822,832	—
Charge for the year	236	284,981	4,863	1,397	1,598	293,076	—
Disposals	—	—	—	—	—	—	—
Acquisition through business combination	—	—	—	—	—	—	—
As at 30 September, 2022	1,578	1,064,333	36,474	4,980	8,444	1,115,908	—

Net block as at 30 September, 2021	32,253	7,327,452	32,050	18,891	5,805	7,416,450	1,096,797
Net block as at 31 March, 2022	32,006	7,349,465	25,111	17,600	4,199	7,428,381	837,495
Net block as at 30 September, 2022	31,769	7,605,466	20,248	36,173	2,895	7,696,550	977,729

NOTE 8 — INTANGIBLE ASSETS AND GOODWILL

Intangible assets and Goodwill consist of the following:

Description	Commercial rights	Softwares	Total
As at March 31, 2021	246,350	178	246,528
Additions	105,536	133	105,669
Disposals	—	—	—
Exchange differences	—	—	—
Acquisition through business combination	—	—	—
As at September 30, 2021	351,886	311	352,198
Additions	105,536	133	105,669
Disposals	—	—	—
Exchange differences	—	—	—
Acquisition through business combination	—	—	—
As at 31 March, 2022	351,886	311	352,198
Additions	—	—	—
Derecognised on ‘Disposals of a subsidiary	—	—	—
Exchange differences	—	—	—
Acquisition through business combination	—	—	—
As at 30 September, 2022	351,886	311	352,198

Description	Commercial Rights	Softwares	Total
Accumulated amortisation
As at March 31, 2021	—	38	38
Charge for the year	6,162	28	6,190
Disposals		—	—
Acquisition through business combination		—	—
As at 30 September, 2021	6,162	66	6,228
Charge for the year	12,609	57	12,665
Disposals
Acquisition through business combination
As at 31 March, 2022	12,609	94	12,703
Charge for the year	8,271	27	8,299
Disposals		—	—
Acquisition through business combination
As at 30 September, 2022	20,880	122	21,002
Net block as at 30 September 2021	345,724	245	345,970
Net block as at 31 March, 2022	339,278	217	339,495
Net block as at 30 September 2022	331,007	189	331,196

The above intangible assets are other than internally generated. Refer Note 24 for goodwill on consolidation.

SRI SAI CABLE AND BROADBAND PRIVATE LIMITED
NOTES TO STANDALONE CONDENSED FINANCIAL statementS

NOTE 9 — CASH AND CASH EQUIVALENTS

	As of September 30, 2022	As of March 31, 2022
	(US$)	(US$)
Maintained locally	$91,649	$4,32,138
Cash and cash equivalents	91,649	4,32,138

NOTE 10 — OTHER FINANCIAL ASSETS (CURRENT)

	As of September 30, 2022	As of March 31, 2022
Deposits	11,156	11,996
Loans and advances to related parties	35,013	35,459
Total (B)	46,169	47,455

NOTE 11 — TRADE RECEIVABLES

Trade receivables (current balances) consist of the following:

	As of September 30, 2022	As of March 31, 2022
	(US$)	(US$)
Receivable from related parties	$—	$581,393
Receivable from others*	2,775,767	1,869,658
	2,775,767	2,451,051

Less: allowance for doubtful debts (expected credit loss)	226,729	190,549
	226,729	190,549
Total	2,549,038	2,260,502

Total receivables at the end of the year	2,549,038	2,260,502

NOTE 12 — OTHER CURRENT ASSETS

Other current assets consist of the following:

	As of September 30, 2022	As of March 31, 2022
	(US$)	(US$)
Balances with government authorities	465,050	470,605
Advance to suppliers	353,258	215,819
Advance to staff	1,923	—
TDS Receivables	652,494	549,836
Others	16,263	—
	$1,488,988	$1,236,260

SRI SAI CABLE AND BROADBAND PRIVATE LIMITED
NOTES TO STANDALONE CONDENSED FINANCIAL statementS

NOTE 13 — OTHER FINANCIAL ASSETS (NON-CURRENT)

	As of September 30, 2022	As of March 31, 2022
	(US$)	(US$)
	$	$
Other loans and advances	417,096	450,638
Total (A)	417,096	450,638

NOTE 14 — OTHER NON-CURRENT ASSETS

	As of September 30, 2022	As of March 31, 2022
	(US$)	(US$)
Capital advances	$137,763	$105,067
	137,763	105,067

NOTE 15 — BORROWINGS

Borrowings consist of the following:

	As of September 30, 2022	As of March 31, 2022
	(US$)	(US$)
Secured
Term Loans from Financial Institutions	$27,738	$11,787
Loan from directors	314,839	—
	342,577	11,787

	As at September 30, 2022			As at March 31, 2022
	ASSETS			(US$)
Particulars	Current	Non-current	Total	Current	Non-current	Total
Term Loans from Financial Institutions	13,830.56	13,907.35	27,737.91	6,542.37	5,244.27	11,786.64
Total secured borrowings	13,830.56	13,907.35	27,737.91	6,542.37	5,244.27	11,786.64

Unsecured
Loan from Directors	3,14,839.09		3,14,839.09			—
	3,14,839.09	—	3,14,839.09	—	—	—
Total borrowings	3,28,669.65	13,907.35	3,42,577.00	6,542.37	5,244.27	11,786.64

NOTE 16 — TRADE PAYABLES

Trade payables consist of the following:

	As of September 30, 2022	As of March 31, 2022
	(US$)	(US$)
Trade payables due to related parties	—	3,421,396
Employee related payables	$51,315	$37,230
Others	7,031,766	3,288,939
	$7,083,081	$6,747,565

SRI SAI CABLE AND BROADBAND PRIVATE LIMITED
NOTES TO STANDALONE CONDENSED FINANCIAL statementS

NOTE 17 — OTHER FINANCIAL LIABILITIES (CURRENT)

Other financial liabilities consist of the following:

	As of September 30, 2022	As of March 31, 2022
	(US$)	(US$)
Lease liabilities	4,042	6,388
	$4,042	$6,388

NOTE 18 — OTHER CURRENT LIABILITIES

Other current liabilities consist of the following:

	As of September 30, 2022	As of March 31, 2022
	(US$)	(US$)
Advances from customers	$221,514	$125,456
Cheques Payable	702,063	1,250,773
Statutory liabilities	41,969	132,025
Others - capital creditors	203,539	560,059
	$1,169,085	$2,068,313

NOTE 19 — OTHER NON-CURRENT FINANCIAL LIABILITIES

Other financial liabilities consist of the following:

	As of September 30, 2022	As of March 31, 2022
	(US$)	(US$)
Lease liabilities	16,205.32	20,449.46
	$16,205.32	$20,449.46

NOTE 20 — COMMITMENTS AND CONTINGENCIES

Commitments and contingencies consist of the following:

	As of September 30, 2022	As of March 31, 2022
	(US$)	(US$)
Purchase contract remaining to be executed (subject to quality testing and approval)	$1,420,560	1,527,600

NOTE 21 — EQUITY

Common shares:

The total number of shares of common shares issued:	For the 6 months ended September 30, 2022	As of March 31, 2022
	(US$)	(US$)
Common shares	20,450	20,450

SRI SAI CABLE AND BROADBAND PRIVATE LIMITED
NOTES TO STANDALONE CONDENSED FINANCIAL statementS

NOTE 21 — EQUITY (cont.)

Movements in Common Shares:

	Shares	Amount
		(US$)
Balance as of March 31, 2021	10,000	$1,430
Shares issued	10,450	1,406
Balance as of March 31, 2022	20,450	$2,836
Balance as of September 30, 2022	20,450	2,836

NOTE 22 — EARNINGS PER SHARE

Earnings per share consist of the following:

	For the 6 months period ended September 30, 2022	For the 6 months period ended September 30, 2021
	(US$)	(US$)
(Loss)/Profit for the year available to common shareholders	$6,14,027	$856,059
Weighted average number of common shares	20,450.00	10,115.00
Par value	$0.15	$0.15
Earnings/(loss) per common share:
Basic earnings/(loss) per common share	$30	$85
Diluted earnings/(loss) per common share	$30	$85